Angel Oak Mortgage REIT, Inc. Prices AOMT 2024-4, a $300 Million Standalone Securitization, Further Expanding Earnings and Releasing Capital for Additional Loan Purchases

Securitization releases nearly $40 million of capital expected to be deployed into purchases of current market coupon loans and high-yielding assets to drive additional Net Interest Margin growth.

ATLANTA—April 10th, 2024—Angel Oak Mortgage REIT, Inc. (NYSE: AOMR), (the “Company,” “we,” and “our”), a leading real estate finance company focused on acquiring and investing in first-lien non-QM loans and other mortgage-related assets in the U.S. mortgage market, today announced the pricing of AOMT 2024-4, an approximately $300 million scheduled principal balance securitization backed by a pool of residential mortgage loans, the majority of which were originated by Angel Oak’s affiliated mortgage originators. The senior tranche received an AAA rating from Fitch Ratings.

“AOMT 2024-4, our first standalone securitization of the year, is expected to drive meaningful earnings growth and yield expansion in both the near- and long-term while further improving the positioning of our portfolio to perform in changing rate environments,” said Sreeni Prabhu, Chief Executive Officer and President of Angel Oak Mortgage REIT, Inc. “With this securitization, we will lock in over 100 basis points of savings on the funding costs of the loans underlying the deal. We intend to use the capital released by the securitization to continue to purchase additional high quality current market coupon non-QM loans, compounding the positive impact to our net interest margin on a go-forward basis and positioning ourselves well for future accretive securitization transactions.”

Key Highlights and Updates
•AOMT 2024-4 includes a portfolio of 701 non-QM loans with a scheduled principal balance of $299.8 million with a weighted average loan coupon of 7.4%, a weighted average original loan-to-value ratio of 69.8%, and a weighted average original FICO score 748. The A1 through M1 tranches were sold, with the Company retaining the economics of the unsold tranches.
•The deal lowers the weighted average funding cost for the loans underlying the securitization by over 100 basis points compared to the warehouse funding cost prior to the securitization.
•With this securitization, the Company will reduce its whole loan warehouse debt by $236 million, reducing its total recourse debt to equity ratio in-kind. As new loans are purchased, recourse debt to equity will increase but is expected to remain below a recourse debt to equity ratio of 2.5x over the long-term.
•With the capital released from the securitization, AOMR intends to accelerate purchases of current market coupon loans, leveraging the Angel Oak ecosystem and purchasing new loans primarily through its affiliated mortgage originator. Recently-locked loans have an 8.0% – 8.5% weighted average coupon.
Forward Looking Statements

This press release contains certain forward-looking statements that are subject to various risks and uncertainties, including, without limitation, statements relating to the performance of the Company’s investments. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue,” or by the negative of these words and phrases or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe existing or future plans and strategies, contain projections of results of operations, liquidity and/or financial condition, or state other forward-looking information. The Company’s ability to predict future events or conditions, their impact or the actual effect of existing or future plans or strategies is inherently uncertain. Although the Company believes that such forward-looking statements are based on reasonable assumptions, actual results and performance in the future could differ materially from those set forth in or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward‐looking statements, which reflect the Company’s views only as of the date of this press release. Additional information concerning factors that could cause actual results and performance to differ materially from these forward-looking statements is contained from time to time in the Company’s filings with the Securities and Exchange Commission. Except as required by applicable law, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward‐looking statements. The Company does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.
About Angel Oak Mortgage REIT, Inc.
Angel Oak Mortgage REIT, Inc. is a real estate finance company focused on acquiring and investing in first lien non-QM loans and other mortgage-related assets in the U.S. mortgage market. The Company’s objective is to generate attractive risk-adjusted returns for its stockholders through cash distributions and capital appreciation across interest rate and credit cycles. The Company is externally managed and advised by an affiliate of Angel Oak Capital Advisors, LLC, which, collectively with its affiliates, is a leading alternative credit manager with market leadership in mortgage credit that includes asset management, lending, and capital markets. Additional information about the Company is available at www.angeloakreit.com.

Contacts
Investors:
investorrelations@angeloakreit.com
855-502-3920

IR Agency Contact:
Nick Teves or Joseph Caminiti
Alpha IR Group
AOMR@alpha-ir.com
312-445-2870
Company Contact:
KC Kelleher, Angel Oak Mortgage REIT, Inc.
404-528-2684
kc.kelleher@angeloakcapital.com